Exhibit 21

Exhibit 21 - List of Subsidiaries of the Small Business Issuer

Pioneer Bank (Virginia chartered Bank)

Pioneer Financial Services, LLC. (Virginia Limited Liability Company)

Pioneer Special Assets, LLC. (Virginia Limited Liability Company)